EXHIBIT 16.1 TO FORM 8K





   August 17, 1995



   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, DC 20549

   Gentlemen:

   We have read Item 4 of the 8-K dated August 18, 1995, of NBI, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                             ERNST & YOUNG LLP